Exhibit 10.15

HAND MD

DISTRIBUTION AGREEMENT

(Canada)

THIS AGREEMENT, effective December 23, 2016, by and among KNIGHT THERAPEUTICS INC. (“Knight”), a corporation incorporated under the laws of Canada, and SYNERGY CHC CORP. (“Synergy”), a corporation formed under the laws of Nevada.

WHEREAS Synergy and Knight Therapeutics (Barbados) Inc. (“KB”) are parties to that certain distribution, license and supply agreement dated January 22, 2015 as may be amended, supplemented or restated from time to time (collectively the “DLS Agreement”);

WHEREAS pursuant to the DLS Agreement, Synergy, for itself and on behalf of its Affiliates, has named KB its exclusive distributor of Licensed Products in the Territory;

WHEREAS KB assigned all of its rights under the DLS Agreement in respect of Licensed Products in Canada to Knight;

WHEREAS MD Products (as herein defined) are included amongst the Licensed Products;

WHEREAS Knight wishes to enter into this distribution agreement with Synergy in respect of Direct Channel Sales and of Retail Sales of MD Products in Canada;

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1	DEFINITIONS

1.1	Definitions. Unless the context otherwise indicates, defined terms used in this Agreement shall have the meaning ascribed thereto in the DLS Agreement.

1.2	The following terms as used hereinafter in this Agreement shall have the meaning set forth in this Section:

“Cost of Goods” means Knight’s cost of manufacture, packaging and/or purchase of MD Products and supply of same to Synergy under this Agreement. For greater certainty, where Knight purchases MD Products from a Manufacturer, the Cost of Goods will be the amount paid by Knight to the Manufacturer.

“Direct Channel Sales” means the Commercialization of MD Products in Canada directly to consumers from a website or any other direct-to-consumer sales channel.

“MD Products” means the “Hand MD” line of products as now or may in the future be Commercialized by Synergy or its Affiliates (including future line extensions relating thereto) and other skin care products and related accessories Commercialized from time to time by Synergy or any company or entity controlled by Synergy. For greater certainty, the “Hand MD” line of products shall include any products and accessories that are Commercialized under the “Hand MD” trademark and/or tradename (or any variations thereof).

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“Gross Sales” means the gross invoiced sales price for MD Products sold by Synergy or its Affiliates, as applicable, to Third Parties throughout Canada during each Calendar Quarter, less only (i) the shipping and handling charges that are actually incurred by Synergy or its Affiliates in delivering such MD Products to Third Parties in Canada and (ii) sales, value added and other similar taxes that are included in the gross invoiced sales price of MD Products. Sales between or among Synergy and its Affiliates shall be excluded from the computation of Gross Sales, but Gross Sales shall include the subsequent final sales to Third Parties by any such Affiliates. Where (a) MD Products are sold by Synergy or its Affiliates other than in an arm’s length sale, (b) MD Products are sold as one of a number of items without a separate invoiced price; or (c) consideration for MD Products shall include any non-cash element, the Gross Sales applicable to any such transaction shall be deemed to be Synergy’s average Gross Sales to Third Parties for the applicable quantity of MD Products at that time.

“Retail Sales” means the Commercialisation of MD Products in Canada, other than through Direct Channel Sales, and includes wholesale distribution and retail sales.

“Threshold Amount” means the aggregate gross sales in Canada for the four (4) successive Calendar Quarters ending December 31, 2016 of the Flat Tummy Tea products as determined pursuant to the Distribution Agreement between Knight and an affiliate of Synergy in respect to such product.

1.3	Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

1.4	Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

1.5	Sections and Headings. The term “Section” refers to the specified Section of this Agreement, unless otherwise specified. Headings and captions of the Sections hereof are for convenience only and are not to be used in the interpretation of this Agreement.

1.6	Canadian Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of Canada, unless otherwise noted.

1.7	Gender. Words of one gender include the other gender,

1.8	Include, Includes, Including. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

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1.9	Joint and Several Obligations. Unless specified otherwise in this Agreement, the obligations of any Party consisting of more than one person are joint and several.

1.10	Number of Days. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

1.11	Party References. Reference to any Party includes the successors and permitted assigns of that Party.

1.12	Singular/Plural. Words using the singular or plural number also include the plural or singular number, respectively.

DISTRIBUTION TERMS

2.1	Distribution. Subject to the terms of the Agreement, Knight on behalf of itself and its Affiliates, hereby appoints Synergy as its exclusive Third Party distributor of MD Products for Canada solely and exclusively in respect of Direct Channel Sales and Retail Sales and further grants to Synergy and Synergy hereby accepts for Canada and solely and exclusively in respect of Direct Channel Sales and Retail Sales a non-exclusive sublicense under the Synergy Marks used in association with MD Products to Commercialize MD Products through Direct Channel Sales and Retail Sales in Canada. For greater certainty, the said appointment shall not limit the right of Knight (directly or through its Affiliates) to distribute MD Products in Canada through Direct Channel Sales and Retail Sales. Without limiting the generality of the forgoing, in the event that Knight determines to create and operate a website or uses other social media to promote and sell MD Products in Canada, it shall consult with Synergy and each of Synergy and Knight shall coordinate and cooperate with respect to their web and social media initiatives. In commercializing the MD Products in Canada through Direct Channel Sales or Retail Sales, Knight shall not pursue a brand strategy that Synergy, acting reasonably, determines is materially adverse to the brand equity of MD Products in Canada.

2.2	Sublicensing. Synergy may sublicense its rights granted hereunder or use sub-distributors or third party service providers to exercise its right or fulfill its obligations hereunder. All sublicense agreements, distribution or other arrangements or agreements shall be consistent with the terms and conditions of this Agreement, and Synergy assumes full responsibility for any actions taken by any sublicensee, distributor or other party and any of the expenses, costs, or fees incurred by any sublicensee, distributor or other party.

2.3	Interim Period. Section 3.2 below contemplates that Knight may enter into an agreement with the Manufacturer. Knight shall advise Synergy by notice in writing when such agreement is in place (the “Notice Date”). Notwithstanding Section 3.1, until the Notice Date, Synergy shall be permitted to source MD Products directly from the Manufacturer. In respect to inventory of MD Products sourced directly by Synergy as permitted by this Section 2.3, Synergy will make the following payments to Knight in each Calendar Year:

2.3.1	In respect to MD Products Commercialized through Direct Channel Sales, sixty percent (60%) of Gross Sales until Gross Sales from Direct Channel Sales in such Calendar Year are equal to the Threshold Amount and then forty percent (40%) of all such Gross Sales in such Calendar Year in excess of the Threshold Amount.

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2.3.2	In respect to MD Products Commercialized through Retail Sales, five percent (5%) of Gross Sales from Retail Sales .

2.4	Payment. Payment shall be made on a monthly basis (on or before the fifteenth (15th) day of each month) for all Gross Sales of such inventory and until such inventory is exhausted.

3	SUPPLY

3.1	Exclusivity. Except as set forth otherwise in Section 2.3, Synergy will purchase all of its requirements of MD Products for Canada and in respect of Direct Channel Sales or Retail Sales exclusively from Knight, subject to the terms and conditions of this Agreement.

3.2	Manufacturer. Synergy acknowledges that Knight may from time to time enter into an agreement with contract manufacturer(s) (collectively, the “Manufacturer”) for the supply (which may include packaging) of MD Products under this Agreement. In such instances, Knight and Synergy shall determine mutually acceptable procedures that will allow Synergy to liaise directly with the Manufacturer in respect of order entry, logistics, delivery and other related matters; provided that Synergy shall acquire MD Products exclusively from Knight as stated in Section 3.1 above. Subject to Section 3.5 below, Knight will, at Synergy’s request, facilitate any claims, demands, complaints or similar actions that Synergy wishes to assert against the Manufacturer in respect of MD Products purchased by Synergy from Knight.

3.3	Packaging. The parties acknowledge that to the extent that the Manufacturer does not supply the packaging for the MD Products, Knight shall not be obliged to supply packaging to Synergy. Synergy will continue to source such packaging itself and will make arrangements with the Manufacturer to fill bulk product into the packaging provided.

3.4	Credit Limit. Knight may impose reasonable credit limits on the amount of MD Products that are on order or unpaid from time to time.

3.5	Liability. Synergy acknowledges that Knight’s liability for any and all claims arising from or in connection with the supply of MD Products under this Agreement shall be limited to the amounts that Knight may itself recover from the Manufacturer less all amounts incurred by Knight to recover such amounts.

3.6	Regulatory Submissions. Knight shall be solely responsible, at its expense, for preparing, filing, and managing any Regulatory Submission and for maintaining any Regulatory Approval for the MD Products in Canada. Synergy shall provide reasonable assistance to Knight in making submissions to Governmental Authorities and maintaining such Regulatory Approvals. Unless otherwise required by Applicable Law, any Regulatory Approvals shall be filed, owned and held in the name of Knight. Knight shall notify Synergy of all Regulatory Submissions that it submits.

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3.7	Regulatory Correspondence. Each Party shall promptly (and in any event, within five (5) Business Days of the date of receipt of notice) notify the other Party in writing of, and shall provide the other Party with copies of, any material correspondence received from a Governmental Authority in Canada. In the event that a Party receives any material regulatory letter requiring a response, the other Party will cooperate fully with the receiving Party in preparing such response and will promptly provide the receiving Party with any data or information required by the Receiving Party in preparing any such response.

3.8	Other Covenants. In addition to its other obligations, commitments and undertakings set out in this Agreement, Knight agrees to assume the reasonable costs of intellectual property filings, procurement and maintenance for all intellectual property applications and registrations associated with the MD Products in Canada.

3.9	Additional Terms.

3.9.1	A Party shall promptly notify the other Party in writing of all proposed changes, whether voluntary or involuntary, including those arising from a request from a Governmental Authority in Canada, concerning the quality of MD Products and/or documentation or other items for such changes relating to the quality of the MD Products. The Parties shall negotiate in good faith towards an appropriate response to such a Governmental Authority in respect of each proposed change in the quality of the MD Products including any costs associated with implementing said changes.

3.9.2	Minor changes in the procedures for manufacture or quality control that do not require approval from a Governmental Authority in Canada or that will not affect Regulatory Approvals in Canada will be communicated by Knight to Synergy in an annual review.

3.9.3	Knight will maintain complete and accurate books, records, and accounts used for the determination of expenses, deductions, credits, or other relevant factors in connection with the calculation of Cost of Goods, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records, and accounts will be retained until three (3) years after the end of the period to which such books, records, and accounts pertain.

3.9.4	During the Term of this Agreement and for three (3) years thereafter, Synergy will have the right to have an independent certified public accounting firm of internationally recognized standing access during normal business hours, and upon reasonable prior written notice, to such of the records of Knight as may be reasonably necessary to verify the accuracy of Cost of Goods for any Calendar Quarter. The accounting firm will disclose to the Parties only whether the Cost of Goods reported by Knight is correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all costs of such audit, unless the audit reveals a discrepancy in the auditing Party’s favor of more than five percent (5%), in which case the other Party will bear the cost of the audit.

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Each Party will treat all information subject to review under this Section as Confidential Information and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

3.9.5	If, based on the results of any audit under Section 3.9.4, payments are owed by one Party to the other under this Agreement, then the Party having such obligation will make such payment promptly after the accounting firm’s written report is delivered by courier or registered mail to both Parties.

3.9.6	With respect to the Commercialization of MD Products in Canada, Synergy shall comply with (i) the requirements of the Advertising Standards Canada, (ii) the Code of Ethical Practices adopted from time to time by Innovative Medicines Canada and (iii) all Applicable Laws.

3.10	Responsibility. Synergy acknowledges the terms and conditions of the DLS Agreement and agrees that, except as set forth in this Agreement, it shall be solely liable and responsible for all obligations, liabilities and requirements under the DLS Agreement and under Applicable Law relating to the Commercialization of MD Products in Canada through Direct Channel Sales and Retail Sales as permitted pursuant to Section 2.1 and shall indemnify and hold Knight harmless in respect of same.

4	PAYMENT AND FINANCIAL TERMS

4.1	Product Price. Knight will supply MD Products to Synergy at a price (the “Product Price”) equal to the aggregate of (i) the Cost of Goods and (ii) in respect to MD Products sold through Direct Channel Sales, for each Calendar Year sixty percent (60%) of Gross Sales from Direct Channel Sales until the Gross Sales in such Calendar Year from Direct Channel Sales equal the Threshold Amount and then forty percent (40%) of all such Gross Sales in that same Calendar Year in excess of the Threshold Amount and (iii) in respect to MD Products sold thought Retail Sales, five percent (5%) of Gross Sales from Retail Sales. Knight shall initially invoice Synergy for the Cost of Goods for MD Products supplied hereunder. Synergy shall pay Knight’s invoice for the Cost of Goods no later than thirty (30) days after delivery of MD Products relating thereto.

4.2	Report. Within twenty-five (25) days following the end of each Calendar Quarter, Synergy shall render a written report to Knight setting forth the following information and calculations in which sales of MD Products occurred in the Calendar Quarter covered by such report:

4.2.1	the Gross Sales, if any, in Canadian dollars;

4.2.2	the calculation of the balance of the Product Price for MD Products Commercialised through Direct Chanel Sales (having regard to the Cost of Goods previously invoiced) based on that Calendar Quarter’s actual Gross Sales; and

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4.2.3	the calculation of the balance of the Product Price for MD Products Commercialised through Retail Sales (having regard to the Cost of Goods previously invoiced) based on that Calendar Quarter’s actual Gross Sales.

4.3	Balance of Product Price. The payment of the balance of the Product Price shall be made by Synergy within thirty (30) days from the end of each Calendar Quarter in which such payment accrues.

4.4	Minimum. The minimum payment to be paid each full Calendar Year during the Term by Synergy to Knight in respect of Retail Sales pursuant to Sections 2.3.2 and 4.1(iii) shall be no less than $25,000 in the aggregate. Synergy shall, by no later than January 31 of the Calendar Year immediately following, make such payment (if any) as is required to meet such requirement. If the Agreement is terminated other than at the end of a Calendar Year, such minimum payment shall be pro-rated.

4.5	Currency. The Product Price shall be paid by Synergy in Canadian dollars. For the purposes of determining the Cost of Goods, if incurred by Knight in a currency other than Canadian dollars, the Cost of Goods shall be converted into Canadian dollars using the closing conversion rate of the Bank of Canada on the business date prior to the date of the invoice to Synergy in respect thereof, and with respect to the balance of the Product Price, if Gross Sales were invoiced in a currency other than Canadian dollars, Gross Sales shall be converted into Canadian dollars using the closing conversion rate of the Bank of Canada on the last business day of the calendar quarter preceding the applicable calendar quarter.

4.6	Procedures. All sums due under this Agreement shall be paid by wire transfer of immediately available funds, or such other method mutually agreed upon by the Parties, in each case at the expense of the payer, no later than the due date thereof (with twenty-four (24) hours advance notice of each wire transfer) to the bank accounts or such other bank accounts as the payee shall designate in writing within reasonable period of time prior to such due date.

4.7	Interest. In the event that any payment due hereunder is not made when due, interest shall accrue at a rate per annum equal to the lesser of one point twenty-five percent (1.25%) per month or the highest rate permitted by Law, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

4.8	Withholding Tax. Synergy will make all payments to Knight under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment. Any tax required to be withheld on amounts payable by Synergy under this Agreement will be timely paid by Synergy on behalf of Knight to the appropriate Governmental Authority, and Synergy will furnish Knight with the corresponding proof of payment of such tax, as may be required in order to enable Knight to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties. Synergy and Knight agree to cooperate to legally minimize and reduce such withholding taxes and provide any information or documentation required by any taxing authority.

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4.9	VAT and Similar Taxes. All amounts paid by Synergy to Knight under this Agreement are exclusive of, and Synergy shall pay any sales, use, rental, custom, excise, stamp documentary, value added, consumption or other similar Taxes, duties, levies, fees or charges that may be assessed in any jurisdiction resulting from or arising under this Agreement. Knight shall collect and remit such taxes, duties, levies, fees or charges as required under Law.

5	TERM

5.1	Initial Term. The appointment set forth in Section 2.1 shall be for an initial period terminating on February 15, 2021, and this Agreement shall automatically renewal for additional one (1) year terms unless either Party gives notice of nonrenewal at least one hundred and eighty (180) days prior to the end of the then-current term.

5.2	Termination for Breach. Either Party may terminate this Agreement by written notice to the other Party with immediate effect in the following cases:

(a)	In the event of a petition in bankruptcy or insolvency of the other Party, or in case of the filing by the other Party of any petition or answer seeking reorganization, readjustment, or rearrangement of its business under any law or any government regulation relating to bankruptcy or insolvency, or in case of the institution by the other Party of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter.

(b)	If the other Party is otherwise in material default or breach of this Agreement and such default or breach is not cured within (i) sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party (thirty (30) days in the case of Synergy’s failure to pay any amounts due hereunder), or (ii) in the case of a breach that cannot be cured within sixty (60) days, within a reasonable period not exceeding one hundred twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party.

5.3	Effect of Termination. Upon expiry or termination of this Agreement, all rights granted by Knight hereunder shall terminate and Synergy undertakes to except as provided for in Section 5.4, cease any Commercialization of the MD Products in Canada.

5.4	Sell-Off of Inventory. Subject to compliance with Section 4 hereof, upon termination of this Agreement, Synergy shall be entitled to sell off any inventory of the MD Products in Synergy’s possession or control or which are subject to binding purchase orders on the date such termination is effective.

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6	LIMITATION OF LIABILITY

WITHOUT LIMITING THE PARTIES’ OBLIGATIONS REGARDING INDEMNIFICATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO

ANY THIRD PARTY WHO MAY BENEFIT FROM ANY PROVISION OF THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

7	OTHER PROVISIONS

7.1	Further Assurances. Upon request by either Party and at such Party’s expense, the other Party shall do such further acts and execute such additional agreements and instruments as may be reasonably necessary to give effect to the purposes of this Agreement.

7.2	Independent Status. Each Party shall act as an independent contractor and shall not bind nor attempt to bind the other Party to any contract, nor any performance of obligations outside of the license agreement. Nothing contained or done under the Agreement shall be interpreted as constituting either Party the agent of the other in any sense of the term whatsoever or in the relationship of partners or joint venturers.

7.3	Assignment. Except in connection with the acquisition of a Party or the sale of all or substantially all of the assets of such Party, this Agreement may not be, directly or indirectly, assigned or transferred, in whole or in part, by a Party to a Third Party without the prior written consent of the other Party. The rights and obligations contained herein shall inure to the benefit of each Party’s successors and permitted assigns, and shall be binding on and enforceable against the relevant Party’s successors and permitted assigns. Any reference in this Agreement to any Party shall be construed accordingly.

7.4	Compliance with Law. Each Party shall comply with, and shall not be in violation of any valid applicable international, national, provincial or local statutes, laws, ordinances, rules, regulations, or other governmental orders of Canada.

7.5	Force Majeure. No Party shall be responsible for a failure or delay in performance of any of the obligations hereunder due wars, insurrections, strikes, acts of God, power outages, storms, or actions of regulatory agencies (such events being defined as “Force Majeure”), provided that the Party seeking relief from its obligations advises the other Party forthwith of the Force Majeure. A Party whose performance of obligations has been delayed by force majeure shall use commercially reasonable efforts to overcome the effect of the Force Majeure as soon as possible. The other Party will have no right to demand indemnity for damage or assert a breach against such Party, provided, however, that if the event of Force Majeure preventing performance shall continue for more than six (6) months and such underlying cause would not also prevent other parties from performing such obligations, then the Party not subject to the event of Force Majeure may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

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7.6	Notices and Amendments. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand delivery as hereinafter provided. Any such notice, if sent by fax or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section 7.6. Notices and other communications shall be addressed as follows:

(a)      In the case of the Synergy:

SYNERGY CHC CORP.
865 Spring Street

Westbrook, Maine 04092
Attention: Jack Ross

E-mail: jack.ross@purebrands.ca

with a copy to:

Wyrick Robbins Yates & Ponton LIP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

U.S.A.

Attention: W. David Mannheim, Esq.

Fax: (919) 781-4865

E-mail: dmannheim@wyrick.com

(b)      In the case of Knight:

KNIGHT THERAPEUTICS INC.

3400 de Mainsonneuve

Suite 1055

Westmount, Quebec H3Z 3B8

Attention: Jeff Kadanoff, Chief Financial Officer

Fax: (514) 481-4116

E-mail: jkadanoff@gud-knight.com

With a copy to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College Ave.

Suite 2600

Montreal, Quebec H3A 3N9

Attention: Hillel W. Rosen

Fax: (514) 841-6499

E-mail: hrosen@dwpv.com

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7.7	Waiver. No failure to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof. Any waiver granted hereunder shall only be applicable the specific acts covered thereby and shall not apply to any subsequent events, acts, or circumstances

7.8	Complete Agreement. This Agreement embodies all of the understandings and obligations between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof. Any amendments or supplements to this Agreement shall not be valid unless executed in writing by duly authorized officers of both parties.

7.9	Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portion hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

7.10	Governing Law. This Agreement all disputes arising out of or relating to this Agreement, or the performance, enforcement, breach or termination hereof or thereof, and any remedies relating thereto, shall be construed, governed by and interpreted in accordance with the laws of the State of New York.

7.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same Agreement and shall become effective when a counterpart hereof has been signed by each of the Parties and delivered to the other Party.

7.12	Time of Essence. Time shall be of the essence of this Agreement and of each provision hereof

7.13	Arbitration. Except as otherwise expressly provided herein, any dispute or claim arising out of or relating to this Agreement, or to the breach, termination, or validity of this Agreement, will be resolved as follows: each Party shall discuss the matter and make reasonable efforts to attempt to resolve the dispute. If the Parties are unable to resolve, the dispute a CEO or President of each Party will meet within thirty days (30) of a request to attempt to resolve such dispute being made by a Party. If the CEOs or Presidents cannot resolve the dispute through good faith negotiations within sixty (60) days after a Party requests such meeting, then the Parties shall resort to binding arbitration before a single arbitrator using the arbitration procedures set forth under the American Arbitration Association under its Commercial Arbitration Rules. Any hearing in the course of the arbitration shall be held New York, New York in the English language. The decision of the arbitrator shall be final and not subject to appeal and the arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in such manner as the arbitrator considers reasonable. All matters in relation to the arbitration shall be kept confidential to the full extent permitted by law, and no individual shall be appointed as an arbitrator unless he or she agrees in writing to be bound by this provision..

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement.

KNIGHT THERAPEUTICS INC.
By:	/s/ Jeffrey Kadanoff
Name:	Jeffrey Kadanoff
Title:	CFO

SYNERGY CHC CORP.
By:	/s/ Jack Ross
Name:	Jack Ross
Title:	CEO